Exhibit 10.5

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

AMENDED

DEVELOPMENT AND LICENSE AGREEMENT

By and between

ALMIRALL, S.A.

and

ASLAN PHARMACEUTICALS PTE. LTD.

Dated: December 21, 2015

This AMENDED DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”), dated as of December 21, 2015 (“Effective Date”), is entered by and between ALMIRALL, S.A. (“ALMIRALL”), a Spanish corporation having its principal offices at Ronda de General Mitre, 151, 08022 Barcelona, Spain, and ASLAN PHARMACEUTICALS Pte. Ltd. (“ASLAN”), a Singapore corporation having its principal offices at 10A Bukit Pasoh Road, Singapore 089824. ALMIRALL and ASLAN shall be referred to individually as a “Party” and collectively as the “Parties”.

WITNESSETH

I.	WHEREAS, ALMIRALL has identified and owns proprietary rights to a Compound (as this term is defined below) that could be suitable for use, after appropriate development, in the Product (as this term is defined below) within the Licensed Field (as this term is defined below).

II.	WHEREAS, ASLAN is a company with experience and expertise in the development of pharmaceutical products.

III.	WHEREAS, ALMIRALL has provided ASLAN with access to some Information (as this term is defined below) of ALMIRALL with the exclusive purpose of permitting ASLAN to verify whether it would be interested in carrying out the Development (as this term is defined below), to receive the grant of ASLAN’s Commercialization Rights (as this term is defined below)

IV.	WHEREAS, such ASLAN’s access to the ALMIRALL’s Information has been done subject to the Confidentiality Agreement dated 22 July 2011, entered between the Parties, as amended by the Amendment Agreement to the Confidentiality Agreement dated 13 March 2012, the Earlier Development and License Agreement and to the terms and conditions applicable to the data site created by ALMIRALL.

V.	WHEREAS, after reviewing the ALMIRALL’s Information, ASLAN has informed ALMIRALL of its interest to conduct the Development with the purpose of exercising ASLAN’s Commercialization Rights.

VI.	WHEREAS, ALMIRALL wishes to grant ASLAN and, ASLAN wishes to receive from ALMIRALL, a license to use the ALMIRALL Information with the exclusive purpose of conducting the Development and, after that, to exercise ASLAN’s Commercialization Rights on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, the Parties agree to enter into this Agreement which shall be subject to the following:

SECTION 1

DEFINITIONS

For the purpose of this Agreement and unless otherwise required by the context, the capitalised words and expressions listed below shall have the meaning set forth beside each of them, being understood that words denoting the singular include the plural and vice versa:

1.1	Affiliate shall mean, with respect to any Party, any other Person which controls, is controlled by or is under common control with such Party, in each case directly or indirectly. A Person shall be deemed to control any of the Parties if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of more than fifty per cent (50%) of the voting securities of such Person, by contract or otherwise.

1.2	Agreement shall have the meaning set out in the preamble of this Agreement.

1.3	ALMIRALL shall have the meaning set out in the preamble of this Agreement.

1.4	ALMIRALL Competitor shall mean any company or group of companies that is active in developing, manufacturing, marketing, promoting or commercialising a Competing Product.

1.5	ALMIRALL Pre-existing Know How shall mean all Information that is Controlled by ALMIRALL or by any of its Affiliates, as of the Effective Date, which is necessary or useful for the Development, manufacture, use or sale of the Product and which it is not included or covered by the ALMIRALL Patents.

1.6	ALMIRALL Patents shall mean any and all patents and patent applications which as of the Effective Date are owned by ALMIRALL or its Affiliates and that contain at least one Valid Claim that encompasses or embraces the Compound or the Product, or the manufacture or use of any of the foregoing, including without limitation, any continuations, divisionals, continuations-in-part, re-examinations, reissues, substitutions, confirmations, registrations, re-validations, patents of addition, patent term extensions and supplementary protection certificates, in any case, for the Territory. All ALMIRALL Patents existing as of the Effective Date are set forth on Schedule 1.6.

1.7	ALMIRALL IP shall mean the ALMIRALL Patents, the ALMIRALL Pre-existing Know How and the Product Development Information.

1.8	ASLAN shall have the meaning set out in the Preamble.

1.9	ASLAN’s Commercialization Rights shall mean the rights identified in Section 2.1 of this Agreement.

1.10	ASLAN Developed Know-How shall mean all Information that is Controlled by ASLAN or by any of its Affiliates (i) that results from the Development or from the manufacture of the Product, (ii) that is useful for the Development, manufacture, use, commercialization or sale of the Product, and (iii) which is neither included in, or covered by, the ALMIRALL IP.

1.11	ASLAN Pre-existing Know How shall mean all Information that is Controlled by ASLAN or by any of its Affiliates, as of the Effective Date, which is necessary or useful for the Development or for the manufacture of the Product.

1.12	Business Day shall mean any day on which the offices of ALMIRALL or ASLAN are normally scheduled to be open for business, as indicated on their respective corporate calendars.

1.13	Claims shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages (including but not limited to damages claimed by Third Parties), deficiencies, defaults, assessments, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, costs and fees (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), and includes all damages awardable pursuant to the Law.

1.14	Clinical Proof-of-Concept shall mean the completion of clinical Phase 2 trials as agreed by the Parties in the Development Plan (and as may subsequently be amended from time to between the Parties in writing).

1.15	Commercially Reasonable Efforts shall mean the carrying out of obligations or tasks in a reasonable, good faith, and diligent manner consistent with efforts and resources as commonly used by a company with experience and expertise in the research, development and commercialization of pharmaceutical products for a pharmaceutical product at a similar stage of research and development, and having similar market potential than the Product, taking into account, without limitation, issues of safety, efficacy, product profile, status of the Product, the development costs, the regulatory environment, and other scientific factors, market conditions then prevailing, including competitive environment, profitability the competitiveness of alternative products that are or are expected to be in the relevant marketplace, and other similar factors.

1.16	Competing Product shall mean any pharmaceutical product or any pharmaceutical compound that has the same mechanism of action (DHODH inhibitor) as the Compound within the Licensed Field.

1.17	Compound shall mean the ALMIRALL proprietary compound identified as LAS 186323 or other compounds to be provided by ALMIRALL with the same mechanism of action (back-ups).

1.18	Confidential Information shall mean all Information or materials possessed or developed by either ASLAN or ALMIRALL or their respective Affiliates, whether developed before or after the Effective Date, in relation to the Development, manufacture and the commercialization of the Product hereunder, including, but not limited to, the Information disclosed by ALMIRALL to ASLAN under the Agreement, the ALMIRALL IP, ASLAN Pre-existing Know How, ASLAN Developed Know How and any Information disclosed and discussed by the Parties in the framework of the JSC.

1.19	Control or Controlled shall mean, with respect to any particular material, item of Information or intellectual property, that the Party owns or has a license to such item or right, and has the ability to grant to the other Party the license (or sublicense, as applicable) to such item or right as provided for in this Agreement.

1.20	Development shall have the meaning set forth in Section 5.1 of this Agreement.

1.21	Development Plan shall mean the development plan agreed by the Parties and attached to this Agreement as Schedule 1.21 which will be updated from time to time and presented to ALMIRALL at the JSC.

1.22	Earlier Development and License Agreement shall mean the development and license agreement entered into between the Parties on 16th May 2012 which is superseded by this Agreement pursuant to Section 15.6 below.

1.23	Effective Date shall mean the date appearing in the preamble of this Agreement.

1.24	Good Clinical Practices or GCP means the current Good Clinical Practices as commonly understood in the pharmaceutical industry, including without limitation those specified in the European Union regulations, the applicable standards of the European Medicine Agency (EMA) and the regulations where the Development (or the manufacture of the Product) is performed, at the time of testing.

1.25	Good Laboratory Practices or GLP means the current Good Laboratory Practices as commonly understood in the pharmaceutical industry, including without limitation those specified in the European Union regulations, the applicable standards of the European Medicine Agency (EMA) and the regulations where the Development (or the manufacture of the Product) is performed, at the time of testing.

1.26	Good Manufacturing Practices or GMP means the current Good Manufacturing Practices as commonly understood in the pharmaceutical industry, including without limitation those specified in the European Union regulations, the applicable standards of the European Medicine Agency (EMA) and the regulations where the Development (or the manufacture of the Product) is performed, at the time of testing.

1.27	Information shall mean information, results, data and materials of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, inventions, discoveries, processes or other intellectual property rights, databases, practices, methods, techniques, specifications, formulations, knowledge, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological, safety and efficacy data, marketing data, absorption, distribution, metabolism, excretion studies, preclinical and clinical test data, analytical and quality control data, stability data, studies and procedures related to the Compound or the Product. As the case may be, the Information will include the ALMIRALL IP and ASLAN’s Pre-existing Know How.

1.28	Joint Steering Committee or JSC shall mean the Joint Steering Committee to be established by the Parties pursuant to Section 6.1 of this Agreement.

1.29	Laws shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any governmental or public authority in the country where the concerned action is going to be performed.

1.30	License shall mean the license granted by ALMIRALL to ASLAN set forth in Section 2.1 of this Agreement.

1.31	Licensed Field shall mean the treatment or prevention of any disease in humans with primary focus on oncology diseases, excluding any Dermatological disease or any topical formulation.

1.32	Milestones means the milestones referred to in sub-clause 8.2.1(a) to (d) of this Agreement.

1.33	Net Sales shall mean, on a country by country basis, with respect to the Products, the total ex-factory gross sales by ASLAN and its Sublicensees to Third Parties in the Territory, after reasonable and customary deduction of the following:

(i)	customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed;

(ii)	amounts repaid or credited by reason of rejection, returns or recalls of goods;

(iii)	mandatory rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority;

(iv)	sales, excise, turnover, inventory, value-added, indirect and any other tax of a similar nature assessed on the sale of the Products, as well as customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of the Products; and

(v)	any other similar and customary deductions, provided that such discounts and deductions are consistent with generally accepted international accounting principles that ASLAN or its Affiliates customarily apply with respect to its own portfolio of similar market potential at a similar stage in development or product life in the Field and that such discounts and deductions given are commercially reasonable, product specific and are given in the interest of increasing overall revenues of the Products.

1.34	Net Sales Report means a statement in writing provided by ASLAN to ALMIRALL in accordance with clause 8.3 of this Agreement, setting out the Net Sales received by ASLAN in respect of the preceding Quarterly Period.

1.35	Person shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.36	Product shall mean any oral pharmaceutical product containing the Compound as its sole active ingredient, or with other ingredients if agreed between the Parties, for use within the Licensed Field only.

1.37	Product Development Information shall have the meaning set forth in Section 5.6 of this Agreement.

1.38	Quarterly Period means the periods of three months commencing on 1 January, 1 April, 1 July and 1 October in each calendar year respectively.

1.39	Sublicensee shall mean any ASLAN Affiliate or Third Party to whom ASLAN sublicenses rights under this Agreement.

1.40	Sublicense Income shall mean any and all payments received by ASLAN from its Sublicensees (including without limitation any upfront payments, down-payments, milestones, and other revenues whatsoever), but excluding amounts received in concept of royalties and/or Product supplies.

1.41	Term shall have the meaning set forth in Section 13 of this Agreement.

1.42	Territory shall mean all the countries of the world.

1.43	Third Party shall mean any Person other than ASLAN or ALMIRALL or any Affiliate of either Party.

1.44	Valid Claim shall mean either (a) a claim of a granted and unexpired patent, which claim has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency or competent jurisdiction, unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refilling of said application.

SECTION 2

GRANT OF LICENSES

2.1	License to ASLAN. ALMIRALL hereby grants to ASLAN subject to the provisions of this Agreement, the exclusive and non-assignable right (subject to clause 15.1), under the ALMIRALL IP, in the Territory and within the Licensed Field:

(i)	to conduct and perform the Development;

(ii)	to manufacture, or have manufactured, the Product;

(iii)	to commercialize the Products in the Territory; and

(iv)	to sublicense to Affiliates and/or Third Parties the necessary rights, to perform (i) or (ii) and/or (iii) in the Territory.

All rights granted hereby by ALMIRALL to ASLAN shall be exercised in the Territory, during the Term and in accordance with the terms and conditions set out in this Agreement (the “License”).

2.2	License to ALMIRALL. ASLAN hereby grants to ALMIRALL, and ALMIRALL accepts, the irrevocable right, to use ASLAN Developed Know-How, free of charge, for ALMIRALL’s internal programs for topical use and/or in the dermatology field. This internal use, however, shall not prevent the ALMIRALL’s right to commercialize the results of such internal programs for topical use and/or in the dermatology field in accordance with the pharmaceutical standard business practices.

2.3	No other rights. ALMIRALL grants to ASLAN no other rights than those included within the License. ALMIRALL reserves all rights not expressly included in the License.

2.4	Non-Compete. ASLAN shall not be, directly or indirectly, involved in any development or commercialization activity with any Competing Product during a period starting on the Effective Date until the longest of (a) the term in which an ALMIRALL IP is in force or (b) ten (10) years following the launch of the Product on country by country basis.

2.5	ALMIRALL’s First Negotiation Right For Melanoma. The Parties agree that ALMIRALL shall have a right of first negotiation to take a licence of the Compound and/or on any products containing the Compound for use in the treatment of melanoma.

In order to permit ALMIRALL to exercise such right of first negotiation, as soon as ASLAN has available a licence of the Compound for use in Melanoma and has commenced negotiations with a Third Party for the grant of such a licence, it shall promptly disclose this circumstance to ALMIRALL and ASLAN shall provide ALMIRALL with information in sufficient detail to enable ALMIRALL to decide whether it desires or not to exercise the right of first negotiation.

Upon receipt of such information, ALMIRALL will have […***…] to evaluate it. During such evaluation period, ALMIRALL may require ASLAN to provide additional information or further explanation of such information. Provided that ASLAN has supplied the corresponding information for the evaluation, ALMIRALL shall inform ASLAN, within such […***…] period, if it is interested in exercising the right of first negotiation or not, by written notice. Failure by ALMIRALL to give written notice of its interest or lack of interest in negotiating within the mentioned period shall be deemed a waiver by ALMIRALL of its right of first negotiation.

In the event ALMIRALL decides to exercise the right of first negotiation, then the Parties shall enter into a period (“Negotiation Period”) to negotiate in good faith the terms and conditions applicable to the license to be granted by ASLAN to ALMIRALL. The Negotiation Period shall endure for a maximum of […***…] after the date of the ALMIRALL’s notice. If ALMIRALL waives its right of first negotiation within the Negotiation Period, or if the Parties, acting in good faith, fail to agree to the terms applicable to such license to ALMIRALL, evidenced by mutually agreeing a term sheet, within the Negotiation Period, then ASLAN shall be free to grant the licence negotiated with ALMIRALL in relation to the Compound for treatment of melanoma to any Third Party. However, ASLAN shall not grant any such rights to any Third Party on terms which are less favourable to ASLAN than those last offered to ALMIRALL without first offering such terms to ALMIRALL. If ALMIRALL notifies ASLAN in writing that ALMIRALL accepts such terms, within […***…], then the Parties shall enter into an agreement on such terms within […***…] after such notice from ALMIRALL. If ALMIRALL does not notify ASLAN in writing that ALMIRALL accepts such terms, within the said […***…] period, then ASLAN shall be free to grant such rights to any Third Party on such terms.

SECTION 3

TECHNOLOGY DISCLOSURE

3.1	Information disclosed under Earlier Development and License Agreement. A list of information disclosed by ALMIRALL to ASLAN under the Earlier Development and License Agreement is included as Schedule 3.1.

***Confidential Treatment Requested

SECTION 4

MANUFACTURING OF THE PRODUCT

4.1	License to manufacture the Product. As provided in Section 2.1 above, ALMIRALL grants ASLAN the exclusive and non-assignable right to use the ALMIRALL IP in the Territory and during the Term, with the purpose of manufacturing the Product to conduct the Development and exercising ASLAN’s Commercialization Rights.

4.2	Manufacture of the Product. ASLAN shall manufacture the Product directly or through any Third Party subject to the provisions of Section 15.1 below. ASLAN recognises and agrees that such manufacture will be performed under ASLAN’s exclusive control and without ALMIRALL’s involvement.

ALMIRALL shall neither be obliged to provide ASLAN with any information nor with any amount of the Compound, product, material, raw material, excipients, etc., necessary for manufacturing the Product, nor with any personal or material assistance. ASLAN shall only be entitled to entrust the manufacturing of the Product to a Third Party, provided that such Third Party agrees in advance to comply with the obligations included in Section 9.8.

4.3	Responsibility. ASLAN recognises and agrees that the manufacturing of the Product will be performed under ASLAN’s exclusive responsibility. ASLAN shall use, handle, store and dispose of the Information and shall manufacture the Product at its own risk and expense, in compliance with any and all applicable Law and with the GCP, GLP and GMP. ASLAN assumes full responsibility for potential outcome or damage caused by the Product manufactured by ASLAN (or by an ASLAN’s contractor). Therefore, ASLAN shall bear all Claims resulting from or associated with the manufacture, use, handle, storage and disposal of the Product manufactured by ASLAN, or by a Third Party under ASLAN’s request, and/or disposal of the Information for such purposes.

SECTION 5

DEVELOPMENT

5.1	Development. Based on the License, ASLAN shall carry out activities to complete the development of the Product, as agreed in the Development Plan, including for example, CMC/pharmaceutical development, research, preclinical and clinical activities. For this purpose, ASLAN shall perform regulatory activities and shall obtain all necessary regulatory authorizations, which will include, among others, to obtain any regulatory authorizations necessary to conduct clinical trials under the Development Plan (the “Development”).

5.2	Performance of the Development and responsibility. ASLAN shall carry out the Development in accordance with the Development Plan. Any changes to the Development Plan (other than minor operational matters) shall be notified to the Parties through the JSC.

ASLAN shall have control and shall bear all of the costs and expenses associated with the Development, and shall conduct such tasks in compliance with the requirements of the applicable Laws, including without limitation the then-current GCP and GLP. In the Development of the Product, ASLAN may collaborate or consult with researchers and investigators and may contract for studies or for manufacturing services. However, ASLAN is not entitled to contract for conducting of any study with any purpose beyond the scope of the License.

The Development shall be conducted and performed at ASLAN’s sole risk and responsibility. Therefore, ASLAN assumes full responsibility for potential outcome or damage derived from the conduct and performance of the Development (including but not limited to any Claims for payment of any compensation due to any participants in the clinical trials conducted in the framework of the Development who suffer death or bodily injury pursuant to any rights or applicable industry guidelines) and shall be responsible for any such Claims resulting from such activities.

5.3	Commercially Reasonable Efforts. ASLAN shall use Commercially Reasonable Efforts to conduct the Development with the goal of completing the Development for the Product in the terms set out in the Development Plan.

5.4

Records and Reports. ASLAN shall maintain records in sufficient detail and in a good scientific manner of all work conducted by it under the Development Plan and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall reflect all work done and results achieved in the performance of the Development Plan in sufficient detail and in a good scientific manner appropriate for regulatory purposes. ASLAN shall provide ALMIRALL via the JSC or email every […***…] with reports summarizing ASLAN’s development activities under the Development Plan and the outcome of the studies conducted thereunder. In addition, ASLAN will submit to the JSC protocols of any study before they start and will provide a summary of the final reports once any study is completed.

5.5	ALMIRALL’s involvement in the Development. ASLAN recognises and agrees that the Development will be conducted under ASLAN’s exclusive control and without ALMIRALL’s involvement. ALMIRALL shall have no obligation to participate, collaborate, assist or be involved in any way in the Development.

5.6	Product Development Information. ASLAN undertakes, promptly upon becoming aware of it, to communicate and deliver to ALMIRALL, through the JSC, any significant Information conceived, generated, developed, invented, or reduced to practice solely by employees of either Party and/or jointly by employees of both Parties, or other persons not employed by the Parties acting on behalf of ALMIRALL or ASLAN (including but not limited to any ASLAN’s agent or independent contractor), resulting from or arising out of the Development or the manufacture of the Product, including Information and know-how related to alternatives or improvements of the manufacturing proceeding, improvements of the Products, and the formulation of finished Product, but excluding any ALMIRALL’s Information (the “Product Development Information”). Ownership and exploitation of the Product Development Information shall be in accordance with Section 9.2 of this Agreement.

5.7	Publication Strategy. Any and all publications, totally or partially, of the Product Development Information, including but not limited to clinical studies results, shall be agreed in advance by the Parties through a decision passed by the JSC.

SECTION 6

JOINT STEERING COMMITTEE

6.1	Joint Steering Committee. The Parties shall promptly, and in no event later that […***…] after the Effective Date, establish a Joint Steering Committee (“JSC”). For such purpose the Parties shall appoint within the referred period, at least (1) person from their respective organizations and shall inform the other Party of the contact details of the appointed people. Each Party is entitled to remove the people appointed as the members of the JSC and appoint new members at any time and without limitation, provided that the Party changing its representatives informs the other Party of any such changes. The JSC’s main responsibilities will be:

(i)	to serve as a forum for exchanging any Information regarding the Development and Commercialization. For this purpose, ASLAN shall provide ALMIRALL through the JSC with any and all reports, results, data, technical information, preclinical and clinical data and all final and intermediate studies reports resulting from the Development and Commercialization activities;

(ii)	to agree the form, timing and content of any publication related to this Agreement, including but not limited to any publication referred in Sections 5.7 and 12.5.

6.2	JSC meetings. As a general rule, ASLAN shall be in charge of the organization of any meeting of the JSC. In particular, ASLAN shall call the meeting, set the agenda (which will include, where practical, a list of all participants expected in the meeting) and circulate the agenda at least […***…] prior to the meeting. Unless otherwise expressly agreed by the Parties, the JSC will meet […***…] per year. Should any of the Parties consider necessary to call a meeting of the JSC, such Party shall inform the other Party by written notice. Both Parties understand that reasonable flexibility to set meeting dates and schedules shall be necessary in view of possible previous commitments in each Party’s calendars, therefore, several different dates shall be proposed for each meeting, whenever possible. The Parties agree that as a general rule, all the meetings will be held face to face in person in the city of Barcelona. Without prejudice to the above, the Parties understand and agree that ALMIRALL shall have no obligation to participate in the JSC. Absence of ALMIRALL’s participation in the JSC meeting shall not release ASLAN of its obligation to inform ALMIRALL as above.

6.3

Minutes. ASLAN shall prepare and circulate to ALMIRALL drafts of minutes of all JSC meetings within […***…] of the meeting. Such drafts must provide a description in reasonable detail of the discussions held at the meeting and a list of actions, decisions or

***Confidential Treatment Requested

determinations approved by the JSC. ALMIRALL will review such draft with a target of providing any comments within […***…] of receipt. Final minutes shall be promptly prepared by ASLAN following the resolution of any outstanding comments.

6.4	Language. All the meetings, the information to be exchanged between the Parties as a consequence of the Agreement, and the minutes of the JSC’ meetings shall be in English language.

SECTION 7

REGULATORY

7.1	Responsibility for regulatory interactions. ASLAN shall be responsible for the preparation and filing of any and all regulatory process, health technology assessments, negotiation, interaction, application and activity which could be necessary to carry out the activities set out in the Development Plan, All such regulatory documents will be filed in ASLAN’s name and on its behalf.

Notwithstanding the above, ALMIRALL will have the right to review and comment on any substantive regulatory communications, and to the extent permitted by law, to participate in substantive meetings with any competent regulatory authority.

7.2	ASLAN’s duty to inform. ASLAN shall keep ALMIRALL reasonably informed of any material events regarding, or material changes in the process of, ASLAN’s efforts to obtain and maintain any regulatory approval as soon as reasonably practicable after such event occurs.

7.3	Subsequent regulatory activities. Upon completion of the Development Plan, the Parties shall meet through the JSC in order to inform ALMIRALL of any additional regulatory documents and proceedings will be necessary, if any, to be prepared and filled, in order to continue with the development of the Product or for ASLAN to exercise ASLAN’s Commercialization Rights.

7.4	Records. The Parties shall maintain a record of all non-medical and medical Product-related or Compound-related complaints and reports on adverse events that any of them obtain, directly or from any Third Party, as a consequence of the performing of any activity contemplated in this Agreement or by any other reason.

7.5	Exchange of safety Information. If applicable, the Parties shall establish procedures for the exchange and reporting of all adverse events related to the Compound, which shall be governed by a Pharmacovigilance & Safety Exchange Agreement (the “Pharmacovigilance Agreement”). The Parties shall use Commercially Reasonable Efforts to establish such procedures and execute the mentioned Pharmacovigilance Agreement, if applicable, within […***…] from the Effective Date. Once signed, the Pharmacovigilance Agreement will be attached to this Agreement as Schedule 7.5.

Each Party shall designate a qualified/appropriate person responsible for pharmacovigilance to ensure proper communication of, and adherence to, the Pharmacovigilance Agreement. Each Party shall be responsible for the collection of adverse event reports for the Compound reported to that Party in their respective development programs. Starting on Effective Date and for so long as the Pharmacovigilance Agreement is not signed all serious adverse events and reactions, whether believed due to the Compound or not, will be transmitted to the other Party as promptly as possible and in any event within […***…] of first knowledge of the event/reaction except for deaths or life-threatening events which will be transmitted within […***…].

Each Party will be responsible to prepare the aggregate reports required to fulfill regulatory requirements for their corresponding activities with the Compound or the Product (e.g., regulatory periodic reports, DSURs etc.). Each Party shall make an effort to promptly obtain any follow-up information to the initial report from the reporter. The Parties shall promptly inform each other of any safety issues in a time and manner sufficient to permit the Parties to comply with their respective legal and regulatory responsibilities.

7.6	Costs and expenses. Any and all cost derived from any regulatory activity related to the Product under the Development Plan (included but not limited to mandatory taxes or fees to be paid to the competent regulatory authorities in any country of the Territory) shall be paid by ASLAN.

***Confidential Treatment Requested

SECTION 8

COMMERCIALIZATION & SUBLICENSE

8.1	ASLAN’s Commercialization Rights. Upon entering this Agreement, ASLAN shall be granted ASLAN’s Commercialization Rights.

In exercising ASLAN’s Commercialization Rights ASLAN shall make Commercially Reasonable Efforts:

a)	to commercialize the Product itself;

b)	to find Sublicensees interested in obtaining all or any of ASLAN’s Commercialization Rights and execute the corresponding agreements with them in consistency with the terms and conditions of this Agreement.

ASLAN shall, and shall cause its Sublicensees, to: (i) launch each Product within a reasonable time period after obtaining regulatory approval, on a country-by-country basis, (ii) use Commercially Reasonable Efforts in the promotion and marketing of the Products. In addition, ASLAN shall provide ALMIRALL with the commercial plan for the Products through the JSC, on a Product-by-Product basis and on a country-by-country basis.

8.2	Payments to ALMIRALL.

8.2.1	Milestone Payments. Upon achieving certain milestones, ASLAN will make milestone payments to ALMIRALL (not reimbursable or refundable). The amount of each milestone payment is the equivalent in Euros to the amounts detailed below in US Dollars (conversion into Euros to be made by applying the exchange rate published by The Wall Street Journal -Europe Edition- for the Business Day corresponding to the date of invoicing the corresponding amount):

(a)	[…***…]:	USD$	[…***…]
(b)	[…***…]:	USD$	[…***…]
(c)	[…***…]:	USD$	[…***…]
(d)	[…***…]:	USD$	[…***…]

8.2.2	Royalties. Royalties shall be paid quarterly by ASLAN to ALMIRALL in accordance with this Section 8 on Net Sales of the Product for any indication, as follows:

(a)	For all Net Sales up to the equivalent of US$[…***…] in aggregate worldwide during any particular calendar year, ASLAN will pay to ALMIRALL a royalty of […***…] on actual Net Sales during such year;

(b)	If Net Sales exceed the equivalent of US$[…***…] in aggregate worldwide during any particular calendar year, ASLAN will thereafter pay to ALMIRALL a royalty of […***…] on actual Net Sales exceeding the mentioned amount of US$[…***…] during such year (it being understood that […***…]% royalty shall be payable for amounts up to US$[…***…] according to section (a) above).

8.2.3	Sublicensinq Payments to ALMIRALL. The Parties agree that in the event ASLAN sub-licenses ASLAN’s Commercialization Rights to a Sublicensee to carry out any of the activities in 2.1(i) to (iii) of this Agreement in relation to a Product, ASLAN shall pay ALMIRALL an amount equivalent to […***…] of any Sublicense Income received by ASLAN from any and all of its Sublicensees.

8.3	Reports. Within […***…] of the end of each Quarterly Period, ASLAN shall provide to ALMIRALL a Net Sales Report in relation to that Quarterly Period setting out:

(a)	the total Net Sales in respect of that Quarterly Period;

(b)	the period for which the Net Sales were calculated;

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(c)	the number of Products sold or supplied during that period;

(d)	the price of each Product supplied or used during that period;

(e)	the basis on which the amount of Net Sales was calculated;

(f)	the amount of any withholding or other income taxes deductible or due to be deducted from the amount of Net Sales due and payable;

(g)	any other particulars ALMIRALL may reasonably require.

Calculation of Net Sales will be made after converting the corresponding local currency into US Dollars applying the exchange rate index published by The Wall Street Journal (Europe Edition) for the last Business Day in each of the quarter covered by the Net Sales Report.

Also, in the Net Sales Report, ASLAN shall detail any Sublicense Income received during the corresponding Quarterly Period.

8.4	Invoicing. ALMIRALL shall invoice ASLAN for Royalties due according to section 8.2.2 (based on the amount set out in the Net Sales Report). Also, ALMIRALL shall invoice ASLAN for any amounts due according to section 8.2.3, if any (based on Sublicense Income detailed in the Net Sales Report). Such invoice shall be sent to the address set out in clause 15.7 of this Agreement.

8.5	Payments. ASLAN shall pay such invoice within […***…] of the date of receipt of the invoice in Euros via wire transfer to such account as ALMIRALL may from time to time notify ALSAN in writing. For calculation of the amount to be invoiced by ALMIRALL in Euros, the figure of Net Sales and Sublicense Income in USD shall be converted into Euros by applying the exchange rate index published by The Wall Street Journal (Europe Edition) for the last Business Day in each of the quarter covered by the Net Sales Report.

8.6	Reconciliation/adjustment. In the event of any difference between amounts actually due in concept of royalty and amounts paid by ASLAN in view of calculation of Net Sales as stated quarterly in the Net Sales Report, the corresponding reconciliation and payment shall be made not later than March 30th of each year, with respect to the previous calendar year.

8.7	Records and Audits. ASLAN shall keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing commercialization revenues (Net Sales, Sublicense Income) and demonstrating their calculation. ALMIRALL shall have the right, directly or through any Third Party, upon no less than […***…] advance notice and at such reasonable times and intervals and to such reasonable extent as ALMIRALL shall request, not more than […***…] during any year, to have the books and records of ASLAN to the extent related to ASLAN’s rights or obligations under this Agreement, for the preceding […***…], audited by an independent internationally recognized accounting firm of its choosing under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided under this Agreement.

The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, which shall be required to undertake any necessary corrective action, unless such audit report is disputed within […***…] of receipt. Unless otherwise mutually agreed by the Parties, any disputes regarding the results of any such audit shall be subject to the dispute resolution procedure set forth in Section 15.11. If the audit shows that ASLAN has underpaid ALMIRALL an amount due under this Agreement by a factor of more than […***…]%, ASLAN shall pay ALMIRALL such underpaid amount jointly with the costs of such audit, plus interest on the amount underpaid at the European Interbank Offered Rate (EURIBOR) interest rate, plus […***…] percentage points, for the period of any such underpayment. ASLAN shall pay such amount to ALMIRALL within […***…] after the date of the corresponding invoice issued by ALMIRALL for such payment purpose. If the audit shows that ASLAN has overpaid ALMIRALL by a factor of more than […***…]%, ALMIRALL shall pay ASLAN such overpaid amount jointly with the costs of such audit.

8.8	Taxes. Any withholding or other taxes that either Party or its Affiliates are required by Law to withhold or pay on behalf of the other Party, with respect to any payments to it hereunder, shall be deducted from such payments and paid contemporaneously with the remittance to the other Party; provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law.

Should new tax regulations be implemented in any country of the Territory that may negatively affect any Party’s interests in transactions made under this Agreement, both Parties shall promptly co-operate in good faith to minimise the impact of such regulations and to implement an equitable satisfactory solution.

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8.9	Interest on late payment. Interest on late payment shall be calculated at the average 12-month European Interbank Offered Rate (EURIBOR) for the Euro as reported from time to time by the European Central Bank, effective for the first date on which payment was due and calculated, plus […***…] percentage points, for the period such payment is overdue.

SECTION 9

INTELLECTUAL PROPERTY

9.1	Ownership of pre-existing Information. The Parties acknowledge and agree that all right, title and interest to the ALMIRALL Pre-existing Know How and the ALMIRALL Patents belong exclusively to ALMIRALL; and all right, title and interest to ASLAN Pre-existing Know How belong exclusively to ASLAN.

9.2	Product Development Information. The Parties agree that […***…] all the Product Development Information. […***…] the Product Development Information:

(a)	[…***…] ASLAN shall be entitled to use such Product Development Information and the related ALMIRALL Pre-existing Know How and the ALMIRALL Patents for the purpose of fulfilling its rights and obligations under this Agreement (including but not limited, to grant to Sublicensees any right over ASLAN’s Commercialization Rights).

(b)	ALMIRALL will only be entitled to use Product Development Information, free of charge, for its internal programs for topical use and/or in the dermatology field. This internal use, however, shall not prevent the ALMIRALL’s right to commercialize the results of such internal programs for topical use and/or in the dermatology field in accordance with the pharmaceutical standard business practices.

The Parties agree that if in accordance with the Law applicable […***…] the Product Development Information […***…], then […***…] the Product Development Information without limitation, as well as […***…] and […***…] required for effecting the obligations and purposes of this Agreement.

9.3	ASLAN Developed Know-How. ASLAN shall own all ASLAN Developed Know-How. To the extent it is necessary to continue with the development of the Compound or of any other product containing the Compound or for its manufacture, use or commercialization, ASLAN shall grant to ALMIRALL a non-exclusive, perpetual, royalty free and worldwide license to use ASLAN Developed Know How, for topical use and/or in the dermatology field only. This internal use, however, shall not prevent the ALMIRALL right to commercialize the results of such internal programs for topical use and/or in the dermatology field in accordance with the pharmaceutical standard business practices.

9.4	Disclosure. During the Term ASLAN shall disclose via the JSC to ALMIRALL the Product Development Information and ASLAN Developed Know-How.

9.5	Intellectual Property Rights prosecution and maintenance. ALMIRALL shall prepare, file, prosecute and maintain the ALMIRALL IP at its own expense. In addition, ALMIRALL shall control the prosecution and maintenance and shall bear the costs of any such activities undertaken by itself or its agents with respect to the ALMIRALL IP, Upon ALMIRALL’s request ASLAN shall fully cooperate and assist in all such activities at ALMIRALL’s expense but at a fair and reasonable price for such activities, including by promptly providing ALMIRALL with pertinent files, correspondence, records, information and other documents relating thereto in its possession or control if additional to those supplied on a regular basis through the JSC. ALMIRALL shall keep ASLAN regularly informed, upon ASLAN request, about the status of the ALMIRALL Patents. If in addition, ASLAN (at its own expense) chooses to make representations or suggestions to ALMIRALL about matters pertaining to the prosecution of ALMIRALL IP, ALMIRALL shall not unreasonably reject such representations or suggestions.

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9.6	Enforcement. In the event that ASLAN or ALMIRALL becomes aware of any actual, apparent or threatened infringement of the ALMIRALL IP (the “Infringement”), ASLAN or ALMIRALL, as the case may be, shall promptly notify the other Party in writing and shall provide the other Party with all available evidence supporting such known or suspected Infringement. […***…] shall have the first right to bring and direct any legal or other action against any Third Party, including any settlement negotiation or proceeding.

Should […***…] not commence a particular legal or any other action against the Third Party within […***…] (or such shorter period as reasonably required to prevent the Infringement), […***…] upon notification in writing to […***…], shall be entitled, if allowed by Law, to bring such Infringement action provided that, […***…].

The Party conducting such legal action shall have full control over such action and shall assume all the associated cost, as well as be entitled to all damages or proceeds recovered. The Party conducting the legal action against the alleged infringer shall keep the other Party reasonably informed as to important developments of such action, and the other Party shall if requested, provide reasonable assistance and cooperation in any such action or litigation at the other’s expense, and shall not enter into any settlement, consent or other voluntary final disposition of any action against infringers without the other party’s prior written consent not to be unreasonably withheld or delayed.

9.7	Third Party’s claims. In the event of the institution of any suit by a Third Party against ASLAN and/or ALMIRALL for intellectual property, know how or proprietary information’s infringement, the Party sued shall promptly notify the other Party in writing. Each Party shall have the right (but not the obligation) to defend any suit brought against it at its own expense, but shall, at all times, take into consideration the views and technical considerations of the other Party. ASLAN and ALMIRALL shall provide reasonable assistance and cooperation to each other in any such litigation at the other’s request and at the other’s expense. Neither party shall enter into any settlement, consent or other voluntary final disposition of any action involving alleged infringement without the other party’s prior written consent, not to be unreasonably withheld or delayed.

9.8	Employee’s obligation. Prior to beginning the work under this Agreement related to the manufacture of the Product or the Development, each employee, agent or independent contractor of ASLAN who performs services in connection with or under this Agreement shall sign a non-disclosure and invention assignment agreement pursuant to which such person agrees to comply with the obligations of ASLAN in this Section 9 and Section 12, It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

SECTION 10

REPRESENTATIONS AND WARRANTIES

10.1	Due organisation, valid existence and due authorisation. Each Party hereto represents and warrants to the other Party as follows:

(i)	it is duly organized and validly existing under the Laws of its place of incorporation;

(ii)	it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

(iii)	the execution and performance by it of its obligations hereunder shall not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement, whether written or oral, by which it is bound;

(iv)	no representation or warranty made in this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary in order to make the statements contained herein or therein not false or misleading;

(v)	this Agreement is a legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy, insolvency, reorganization, moratorium or similar regulations affecting the enforcement of creditor’s rights).

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10.2	Additional representations and warranties of ASLAN. ASLAN hereby represents and warrants to ALMIRALL that as of the Effective Date:

(i)	ASLAN is not subject to any agreement with a Third Party that includes a royalty or similar payment obligation to, or other restriction or limitation in favour of such Third Party (including, for this purpose, to current officers, directors, employees, consultants or personnel of ASLAN or any predecessor) which will have an impact on ASLAN’s rights to practice ASLAN Pre-existing Know How under this Agreement;

(ii)	ASLAN is neither involved, in any development or the rendering of any other service to a Third Party which has any interests in any Competing Products at the Effective Date.

10.3	Additional representations and warranties of ALMIRALL. ALMIRALL hereby represents and warrants to ASLAN that as of the Effective Date:

(i)	ALMIRALL is the sole owner of the ALMIRALL Pre-existing Know How and of the ALMIRALL Patents, with the right to grant ASLAN the License free and clear of any liens or encumbrances which would prevent the grant of the License;

(ii)	so far ALMIRALL is aware, there are no actual or threatened proceedings relating to infringement of Third Party intellectual property rights by the use of the ALMIRALL Pre-existing Know How and the ALMIRALL Patents and ALMIRALL further represents and warrants that the ALMIRALL Pre-existing Know How and the ALMIRALL Patents are not the subject of any actual or threatened challenge or revocation proceedings. However, ALMIRALL discloses hereby that some of the ALMIRALL Patents are still under the process to be granted;

(iii)	so far ALMIRALL is aware, ALMIRALL has the right to grant to ASLAN the License granted under this Agreement;

(iv)	so far ALMIRALL is aware, none of the acts to be undertaken by ALMIRALL pursuant to this Agreement will infringe the rights of Third Parties.

Save as expressly stated in items (i), (ii), (iii) and (iv), no representation, condition or warranty whatsoever is made or given by or on behalf ALMIRALL. All conditions and warranties whether arising by operation of law or otherwise are hereby expressly excluded including any conditions and warranties to the effect that any of the ALMIRALL Patents are valid and enforceable.

10.4	Compliance with Law. Each Party covenants to the other that it will comply with all applicable Laws as amended, in carrying out their obligations pursuant to this Agreement. In particular ASLAN covenants that so far as it is aware, ASLAN and any ASLAN’s subcontractor currently holds or at the relevant time will hold any and all consent approvals, orders or authorizations necessary to comply with its obligations under this Agreement. In addition, ASLAN covenants that so far it is aware, neither the Product Development Information nor the ASLAN Developed Know How will infringe any Third Party’s right including but not limited to any Third Party’s intellectual property, ownership, know how or contractual right. Therefore, ASLAN covenants that so far it is aware, the development of the Product and its subsequent commercialization will not infringe any such Third Party’s rights and will not entail any unfair competition act.

10.5	Disclaimers. Without prejudice to the ALMIRALL’s representation and warranties set out in Sections 10.1 and 10.3, ALMIRALL covenants that it provides the ALMIRALL’s Information and the Compound to be delivered by ALMIRALL to ASLAN in accordance with Section 4.2 above, as is”, that is, without any warranty of any kind, express or implied, including, without limitation, warranty of their accuracy or completeness, of merchantability, fitness for a particular purpose (including but not limited to manufacture the Product or conduct the Development), commercial value, and without any warranty of any kind, express or implied, of the absence of infringement of Third Party’s rights, inexistence of adverse effects, of the safety or other quality, efficiency, stability, characteristics or usefulness of, or merchantability, or fitness for a particular purpose of any Product. Without prejudice to ASLAN’s representation and warranties set out in Sections 10.1 and 10.2, ASLAN covenants that ASLAN provides ASLAN Pre-existing Know How “as is”, that is, without any warranty of any kind, express or implied, including, without limitation, warranty of its accuracy or completeness, of merchantability, fitness for a particular purpose (including but not limited to manufacture the Product or conduct the Development), commercial value, and without any warranty of any kind, express or implied, of the inexistence of adverse effects, of the safety or other quality, efficiency, stability, characteristics or usefulness of, or merchantability, or fitness for a particular purpose of any Product.

10.6	Continuing Representations. The Parties agree that Sections 10.1 to 10.5 shall survive after the Term of the Agreement.

SECTION 11

LIABILITY

11.1	Indemnification by ASLAN. ASLAN assumes responsibility and will defend, indemnify and hold harmless ALMIRALL and its Affiliates and the directors, officers, and employees of any of them (the “Indemnified Party”), from and against any and all Claims of any kind or nature whatsoever (including but not limited to Claims arising from Third Parties), including Claims for death, personal injuries or property damages, suffered or incurred by the Indemnified Party at any time during the Term or thereafter (in each case including reasonable out-of-pocket expenses, reasonable attorneys’ fees, court costs and expert witnesses’ fees, and other reasonable expenses) (a “Liability”) that result from, or arise out of:

(i)	material breach by ASLAN of any representation, warranty, covenant or agreement contained in this Agreement;

(ii)	ASLAN’s, or any ASLAN contractors’ failure to comply with any applicable Law or with any obligation under the Agreement,

(iii)	the manufacture, Development, use, handling, storage, sale or other disposition of the Product or of the Compound by ASLAN (including also with respect to the Compound delivered by ALMIRALL under the Earlier Development and License Agreement), or by any ASLAN’s contractor, including damages derived from defects in the Product, from any of ASLAN activities under Sections 4 and 5 or from the ASLAN’s direct (or by Sublicensees) development and commercialization of the Product. except in each such case to the extent that any such Liability arises from ALMIRALL’s negligence or intentional malfeasance, ALMIRALL’s breach of this Agreement, or ALMIRALL’s violation of any applicable Law.

ASLAN and any ASLAN contractors shall obtain and maintain in force during the Term and for all period in which a Third Party will be entitled to make a Claim against ALMIRALL, a civil liability insurance policy with an international reputable insurance company sufficient to cover ASLAN’s potential liabilities to ALMIRALL and any ASLAN’s contractor. Upon ALMIRALL’s request, ASLAN shall provide a copy of the mentioned insurance policy and of any evidence of its renewal.

11.2	Indemnification by ALMIRALL. ALMIRALL assumes responsibility and will defend, indemnify and hold harmless ASLAN and its Affiliates and the directors, officers, and employees of any of them (the “Indemnified Party”), from and against any and all Third Party’s Claims of any kind or nature whatsoever, including reasonable out-of-pocket expenses reasonable attorneys’ fees, court costs and expert witnesses’ fees and other reasonable expenses (a “Liability”) that result from, or arise out of:

(i)	a material breach by ALMIRALL of any representation, warranty, covenant or agreement contained in this Agreement;

(ii)	ALMIRALL’s failure to comply with any applicable Law or with any obligation under the Agreement, or

(iii)	ALMIRALL negligence or wilful misconduct, except in each such case to the extent that any such Liability arises from ASLAN’s breach of any warranty contained in this Agreement or any other matter listed in Section 11.1 above.

11.3	Indemnity Procedure. The obligations of ASLAN and ALMIRALL under this Section 11 shall be subject to the following terms and conditions:

(i)	The Party claiming a right to indemnification shall, within […***…] of receipt of any Claim give written notice to the indemnifying Party, of any such Claim received from a Third Party which is governed by the indemnity obligations of this Agreement, provided, however, that failure to timely give the notice provided in this Section shall not be a defense to the liability of the Indemnified Party for such Claim, but the Indemnified Party may recover actual damages arising from the Indemnified Party’s failure to give such timely notice.

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(ii)	The indemnifying Party shall conduct, at its own sole cost and expense, the defense of any and all such Claims by a Third Party.

(iii)	Neither Party shall settle or admit Liability with respect to any such Claims which could result in Liability to the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(iv)	If the indemnifying Party does not take the steps necessary against any such Claims by a Third Party, the Party claiming indemnification may defend against or settle such Claims in such manner as it may deem appropriate provided that that Party may not settle such Claims without the prior written consent of the indemnifying Party which consent shall not be unreasonably withheld or delayed; however, the defense and/or settlement under this Section 11 shall not act as a waiver of rights to indemnification under this Agreement, or any other rights or remedies of a Party claiming indemnification and shall not excuse the indemnifying Party from its obligations hereunder and all reasonable costs and expenses incurred by the Party claiming indemnification shall be subject to indemnity by the indemnifying Party; and,

(v)	Each Party will offer reasonable assistance to the other Party in defending or settling the Claim, including by making available relevant documents and witnesses.

SECTION 12

CONFIDENTIALITY AND NON-USE OBLIGATIONS

12.1	ASLAN acknowledges that all the ALMIRALL Confidential Information is confidential and proprietary to ALMIRALL and agrees to (i) maintain such Confidential Information in confidence during the Term of this Agreement and for a period of […***…] thereafter and (ii) use and appropriately disclose such Confidential Information solely for the purpose of performing its obligations hereunder or to exercise the rights granted to it hereunder. ASLAN covenants that it shall not disclose any such Confidential Information except to its employees, agents or any other Person under its authorization; provided, that such employees, agents or Persons under its authorization who have access to such Confidential Information have been advised by ASLAN of ASLAN’s obligations under this Agreement, and are contractually (in writing) or legally bound by confidentiality and non-use obligations not less stringent than those set forth in this Agreement prior to any such disclosure. ASLAN shall be responsible to ALMIRALL for the compliance of such Persons with this Agreement. For its part, ALMIRALL agrees to maintain in confidence and not to use, during the Term of this Agreement and for a period of […***…] thereafter, ASLAN’s Confidential Information, provided that ALMIRALL retains the right to use and disclose any such ASLAN Confidential Information to a Thirty Party strictly on a need to know basis and directly in connection with the conduct of further development of products for topical use and/or for dermatology diseases and with the exercise any of ALMIRALL’s commercialization rights upon exercising the first negotiation right described in Section 2.5.

12.2	The confidentiality obligations and use restrictions set forth in Section 12.1 shall not apply to Confidential Information which:

(i)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(ii)	is received from a Third Party on an unrestricted basis, where such Third Party is authorized to disclose the information;

(iii)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(iv)	is required to be disclosed to a competent authority in accordance with a mandatory applicable Laws, in which case the disclosing Party shall promptly notify the other Party of such disclosure requirement to enable the other Party to seek a protective order or other form of confidential treatment for the information, and shall thereafter disclose only that portion of the information required to be disclosed in order to comply.

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12.3	ASLAN shall not use any ALMIRALL’s Confidential Information or any Confidential Information which is generated or discussed in the framework of the JSC, for any purpose other than in connection with the compliance of ASLAN’s obligations under this Agreement.

12.4	Injunctive relief and additional remedies. Each Party hereby recognizes, acknowledges and agrees that in the event of any breach of this confidentiality obligation by the other Party (or by any Third Party contracted by the other Party), including without limitation, the actual or threatened disclosure or unauthorized use of the Confidential Information without the prior express written consent of the other Party, the other Party will suffer serious damages and injuries for which financial compensation may not be an adequate remedy at law. Accordingly each Party agrees that the other Party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance and any other available remedies, without prejudice to any other rights and remedies that that other Party may have for a breach of this Agreement. Such rights and remedies include, among others, the right to receive a compensation for any and all direct or indirect costs and damages (including but not limited, reasonable attorney cost and investigation cost) the Party may suffer as a consequence of such infringements.

12.5	Publication. ASLAN and ALMIRALL agree not to issue any press releases or public announcements concerning this Agreement (and to ensure that their respective Affiliates do not do so) without the prior written consent of the other Party, upon a […***…] period for a prior review by each Party, to the form, timing and content of any such release of announcement, except as required by a governmental authority and applicable Law, including disclosure required by any securities exchange; provided that following agreement upon the content of such disclosure, subsequent releases which do not materially depart from such agreed content may be made without prior written consent from the other Party. Except as required by Law, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any Information of the other Party that have not been previously disclosed publicly pursuant to this Section 12 without the prior written consent of the other Party. Notwithstanding the foregoing, ASLAN shall be entitled to make announcements on the progress of the Development, upon giving ALMIRALL […***…] prior written notice, except when such announcements are related to the safety of the Product in which case ALMIRALL’s prior written consent is needed. In situations of extreme urgency where immediate disclosure is required by a governmental authority and applicable Law, ASLAN shall inform ALMIRALL with sufficient time to permit the Parties to negotiate the content and form of the announcement. In the event the Parties are unable to reach an agreement in the timeframe permitted by the governmental authority and applicable law and to the extent ASLAN is obliged to make such announcement, ASLAN will be entitled to comply with the announcements requirement but shall omit any reference to ALMIRALL and, if possible, to the Compound.

SECTION 13

TERM

This Agreement shall come into effect on the Effective Date and unless terminated before as hereinafter provided, shall remain in full force and effect until termination on a Product-by-Product basis, and/or country-by-country basis (the “Term”).

SECTION 14

EARLY TERMINATION

14.1	Termination by either Party. This Agreement may be terminated before the Term by either Party, upon written notice to this effect to the other Party:

(i)	Without prejudice to other situations expressly governed in this Agreement, and to any other rights and remedies, in the event of the other Party failing to comply with any of its obligations under this Agreement and not remedying the violation or breach within […***…], after having being notified by the other Party.

(ii)	Immediately, at any time, for significant safety issues which make the continue Development or commercialization of the Product unlawful or in violation of standard industry practices.

(iii)	To the extent permitted by the applicable Law, immediately if the other Party becomes insolvent, or makes or seeks to make or arrange an assignment for the benefit of

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creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such Party (and, in the case of any such involuntary proceeding, not dismissed within […***…]), or if a receiver or trustee of such Party’s property shall be appointed and not discharged within […***…].

(iv)	If Development outcomes or market conditions mean that continuation of this Agreement is no longer commercially viable as proven by ASLAN based on supporting objective data reasonably acceptable to the Parties after good faith discussion.

14.2	Termination by ALMIRALL. In addition to the reasons set out in Section 14.1 above, this Agreement may be terminated early by ALMIRALL upon written notice to this effect to ASLAN, without prejudice to any other rights and remedies:

(i)	If the Development has not started within […***…] after the Effective Date.

(ii)	If ASLAN does not provide evidence of having used Commercially Reasonable Efforts according to Section 3.5 and 8.1 of this Agreement, upon […***…] of being requested by ALMIRALL to do so.

(iii)	In the event that ASLAN is subject to a change of control (which for this purpose means a change in the power to direct the adoption and/or execution of the policies, management or operations of ASLAN by any means whatsoever, directly or indirectly, whether through the ownership of voting securities, by shareholder agreement or contract relating to voting rights or corporate governance, by change in applicable Laws, governmental action or otherwise) which could reasonably be expected to lead to an impairment to ALMIRALL. In order for ALMIRALL to assess the likelihood of such an impairment, ASLAN shall provide to ALMIRALL as soon as possible details of the identity of the party who will have power to control ASLAN. For the purposes of this Section 14,2(v), an “impairment” will only be deemed to occur where ALMIRALL can show that control of ASLAN by such party will mean (i) an ALMIRALL Competitor controls ASLAN; (ii) the commercial value of the Product may be damaged; (iii) the commercial value of the ALMIRALL’s topical and/or dermatology products containing the Compound may be adversely affected; (iv) ALMIRALL’s reputation or any of the ALMIRALL’s products or compounds’ reputation in the market place may be damaged; and/or (v) the party lacks credible financial substance and material and human resources in order to be able to maximize commercial sales of the Product. ALMIRALL shall have […***…] from submission of the details in question, to indicate if it has grounds for terminating under this clause, and if so give reasonable details of the grounds for believing the change of control will give rise to an impairment. ASLAN shall have […***…] from the date ALMIRALL supplies such grounds, to withdraw from its change of control transaction and inform ALMIRALL of such withdrawal, failing which ALMIRALL may proceed to terminate under this Section 14.2 (v) but must do so within […***…].

(iv)	Immediately in the case that ASLAN or any of its Affiliates challenges or assists a Third Party to challenge the validity of any ALMIRALL Patent or ALMIRALL IP.

(v)	In case of general withdraw or recall of the Product from any country (in this case, termination may be on a Product-by-Product basis and/or on a country-by-country basis).

14.3	Provisions upon expiration or termination. Upon expiration of the Term or early termination of this Agreement as provided above, ASLAN undertakes:

(i)	to return to ALMIRALL within […***…] all ALMIRALL’s Information which would concern the Compound and the Product, (which shall include but it is not limited to, all Information related to the ALMIRALL IP);

(ii)	to cease with the Development and with any negotiation or discussions entered with Third Parties with the purpose of granting ASLAN’s Commercialization Rights;

(iii)	to cease with any manufacturing activity and to destroy (i) any amount of Product already manufactured or in the process of manufacturing, (ii) any piece of Information related to the manufacturing of the Product and (iii) any raw material (including but not limited to the Compound) used for the manufacturing of the Product;

(iv)	[…***…] and, in particular, […***…]; and

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(v)	[…***…] within […***…] from the date of request, […***…]. In the event […***…], within […***…] from the date of termination of this Agreement, […***…]. Additionally, unless otherwise agreed by the Parties on a case by case basis, the termination of this Agreement shall […***…].

14.4	Survival of obligations. Upon termination of this Agreement for any reason (i) neither ASLAN nor ALMIRALL shall be relieved of any obligations incurred by such Party prior to such termination, and (ii) the obligations of the Parties under Sections 11 and 12 and all other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon termination of this Agreement for any reason, each Party shall, and shall ensure that any Third Party with whom Confidential information of the other has legitimately been shared pursuant to this Agreement, promptly returns to the other or destroys (subject to written certification of the latter), all written Confidential Information, including copies, and all internal reports and notes thereof.

SECTION 15

GENERAL PROVISIONS

15.1	Assignment and subcontracting. Except in connection with an internal reorganisation or amalgamation among ASLAN and its Affiliates (provided that such corporate reorganization or amalgamation will not entail a change of control —as change of control is defined in Section 14,2 above- in ASLAN), or as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by ASLAN without the prior written consent of ALMIRALL (and “non-assignable” as used in this Agreement shall be construed accordingly). Any attempted assignment in violation hereof shall be void. ALMIRALL may at any time assign this Agreement in whole or part, or designate, for the benefit or charge of any of the rights or obligations resulting from this Agreement, to any Third Party (including any of its Affiliates). This Agreement shall be binding upon and inure to the benefit of the Parties and their respective corporate successors.

Without prejudice to the above, ASLAN will be entitled to subcontract some of its obligations under the Agreement. ASLAN shall secure that any such subcontractors comply with any internationally accepted standards of good practice (such as, without limitation, GLP, GMP, and GCP) as relevant and abide to applicable national and international law. ASLAN shall inform ALMIRALL from time to time or promptly upon the ALMIRALL’s request (not more […***…] per calendar year) of the activities that ASLAN has subcontracted or is going to subcontract and of the Third Party’s subcontractors. ASLAN shall give due consideration to any reasonable comments and suggestions that ALMIRALL may give to it upon receiving such information.

ASLAN will be joint and severally liable with any Third Party subcontracted by it for any and all activities performed by any such Third Parties subcontractors.

15.2	Independent status of the Parties. The Parties to this Agreement are independent contractors and agree that the relationship between the Parties shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statement, representation or commitment of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

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15.3	Waiver. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision.

15.4	Non-solicitation. The Parties agree that during the Development period and […***…] thereafter, neither Party shall, directly or indirectly, solicit for employment any employee or former employee of the other Party or any of its Affiliates, with whom it has come into contact or interacted for the purposes of the negotiation or performance of this Agreement.

15.5	Force majeure. Neither Party shall be deemed to be in breach of this Agreement or otherwise liable to the other by reasons of any delay in performance or non-performance of any of its obligations under this Agreement, to the extent that such delay or non-performance is due to any event of force majeure, including without limitation any wars, insurrections, strikes, acts of God, Governmental actions or controls or any other contingency beyond its control. The Party whose performance of obligations has been delayed by force majeure shall use its best efforts to overcome the effect of the force majeure event as soon as possible.

The Party affected by the force majeure shall notify immediately to the other Party the existence of the force majeure. The other Party shall have no right to demand indemnity or damages as a result of the force majeure event. If the event of force majeure preventing performance continues for more than […***…] from the date of notice given pursuant thereto and such suspension of performance would otherwise constitute a material breach under this Agreement, the non-force majeure Party may terminate this Agreement, by giving written notice of termination to the other without liability to any of the Parties, except the obligation to make any payments due up to such date under this Agreement. Termination under this Section 15.6 shall be considered as termination under Section 14.1 provided that no Party shall be entitled to damages or any other legal remedy in connection therewith.

15.6	Entire Agreement. This Agreement embodies all of the understandings and obligations between the Parties with respect to the subject matter hereof, and supersedes, replaces and cancels all prior agreements or understandings between the Parties with respect to the same (including but not limited to (i) the Earlier Development and License Agreement and (ii) the Confidentiality Agreement referred to in the Whereas IV of this Agreement).

For the avoidance of doubt, the Parties agree that the Earlier Development and License Agreement is, with effect from the Effective Date, hereby terminated and replaced by this Agreement, subject to the first sentence of Section 14.5 of the Earlier Development and License Agreement (that is: “Upon termination of the Earlier Development and License Agreement for any reason (i) neither ASLAN nor ALMIRALL shall be relieved of any obligations incurred by such Party prior to such termination, and (ii) the obligations of the Parties under Sections 11 and 12 and all other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable”). The Parties hereby waive their rights on termination under Section 14.4 (“Provisions upon expiration or termination’) and the last sentence of Section 14.5 of the Earlier Development and License Agreement (that is: “Upon termination of the Earlier Development and License Agreement for any reason, each Party shall, and shall ensure that any Third Party with whom Confidential information of the other has legitimately been shared pursuant to the Earlier Development and License Agreement, promptly returns to the other or destroys (subject to written certification of the latter), all written Confidential Information, including copies, and all internal reports and notes thereof”).

No amendments to this Agreement shall be valid unless executed in writing duly authorized directors(s) of both Parties.

15.7	Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth below and shall be (a) delivered personally, (b) sent via a reputable international overnight courier service, or (c) sent by facsimile transmission with confirmation by overnight courier. Any such notice, instruction or communication shall be delivered in the case of (a) upon receipt, (b) upon signature of the receipt by the receiving Party and (c) when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day, or otherwise, on the next Business Day following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above. All notices shall be in English language. Additionally, all information, documents and reports which ASLAN is required to provide or send to ALMIRALL and/or the JSC under this Agreement, and which are not originally in English, shall be sent together with their applicable translation into English.

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(a)	If to ASLAN:

ASLAN Pharmaceuticals Pte Ltd.

10A Bukit Pasoh Road

Singapore 089824

Attention: Head of Finance

Fax No.: +65 6225 2419

(b)	If to ALMIRALL:

ALMIRALL, S.A.

Ronda de General Mitre, 151

08022 Barcelona

Spain

Fax number: + 34 93 291 3205

Attention: Corporate Legal Director

15.8	Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portion hereof shall remain in full force and effect and shall not be affected. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent they may conflict therewith and shall be deemed to be modified to conform to such statute or rule of law. However, in case such invalidation or unenforceability injures the rights and interests of either Party, the Parties hereto shall renegotiate the corresponding provisions of this Agreement in good faith.

15.9	Third-Party beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including, without limitation, any creditor of any Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

15.10	Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed, construed and enforced in accordance with the laws of […***…], without regard or giving effect to the conflicts of law principles thereof. The Parties expressly exclude application of the United Nations Convention for the International Sale of Goods.

15.11	Dispute Resolution.

(a)    Internal Resolution. Except as otherwise expressly provided herein, in the event of any controversy, claim or other dispute arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof (a “Dispute”), such Dispute shall be first referred to the Chief Executive Officer (CEO) of each Party or the Person that each of them may delegate (such delegate being a senior director or above), for resolution, prior to proceeding under the following provisions of Section 15.11. For the avoidance of doubt, this internal resolution proceeding shall not and cannot be used by any of the Parties as a way to modify the rights and obligations under the Agreement or as a way to modify the agreements already reached by the Parties as they has been reflected in the Agreement. Any Parties’ resolution under this proceeding shall be resolved in accordance with the terms and conditions of the Agreement and the rights and obligations of the Parties as they are currently reflected in the Agreement. This internal resolution proceeding will be used as the last resort for the Parties to avoid to enter into a dispute to be resolved by the arbitration proceeding below. A Dispute shall be referred to such executives upon any Party providing the other Party with written notice that such Dispute exists, and such executives, or their designees, shall attempt to resolve such Dispute through good faith discussions, each Party acting reasonably. If the CEOs of each Party or their delegates are unable to reach an agreement on any such Dispute within […***…] of such other Party’s receipt of the referred written notice:

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•	For any Dispute relating to […***…] (except for any Dispute affecting any matter […***…], […***…] CEO (or his delegate) shall have the final decision making authority to the extent such […***…] CEO’s decision […***…].

•	For any Dispute on matters […***…], or that […***…], or […***…], or […***…], […***…] CEO (or his delegate) shall have the final decision making authority.

(b)    Arbitration. Except as otherwise expressly provided in this Agreement, the Parties agree that any Dispute in any matter different to those matters listed in Section 15.11(a) must be finally resolved through a binding arbitration which the Parties agree to accept in lieu of litigation or other legally available remedies (except for injunctive relief where such relief is necessary to protect a Party from irreparable harm pending the outcome of the arbitration). Any such arbitration shall be settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators chosen in accordance with said Rules. The arbitration shall be conducted in English and will be held in […***…]. Judgment upon the award may be entered in any court having jurisdiction thereof.

15.12	Use of Name. None of the Parties is entitled to use the corporate or commercial name of the other Party, for any advertisement or promotional purposes without the prior written consent of the other Party.

15.13	Headings and captions. Headings and captions in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

15.14	Awareness. In this Agreement when a Party’s liability for a statement is limited by the extent of its ‘awareness’, this shall be construed to mean a level of awareness assuming reasonable enquiries have been made.

In witness whereof, the Parties have signed this Agreement in duplicate originals by their qualified representatives in the dates set forth.

ALMIRALL, S.A.	ASLAN PHARMACEUTICALS PTE. LTD.

/s/ Thomas Eichholtz	/s/ Carl Firth
(signature)	(signature)

Thomas Eichholtz	Carl Firth
(name)	(name)

CSO	CEO
(title)	(title)

J. Sobe

Proxy

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SCHEDULE 1.6

ALMIRALL PATENTS

Patents and patent applications in the Territory belonging to the patent families of the following international patent applications:

Publication No	Filing Date
[…***…]	[…***…]

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SCHEDULE 1.21

DEVELOPMENT PLAN

(attached)

[…***…]

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SCHEDULE 3.1

LIST OF INFORMATION DISCLOSED BY ALMIRALL IN EARLIER AGREEMENT

[…***…]

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SCHEDULE 7.5

PHARMACOVIGILANCE AGREEMENT

[to be attached when agreed according to Section 7.5, if applicable]